UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 20, 2012

(Date of earliest event reported)

EQUITY LIFESTYLE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-11718	36-3857664
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

Two North Riverside Plaza, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(312) 279-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 20, 2012, Equity LifeStyle Properties, Inc. (the “Company”) entered into a Third Amendment to the Amended and Restated Credit Agreement (the “Credit Agreement”) and Guarantor Acknowledgement on its unsecured line of credit. Prior to the extension, the Company had an unsecured line of credit with a September 15, 2015 maturity, an eight month extension option, a maximum borrowing capacity of $380 million, bearing interest at a per annum rate of LIBOR plus a maximum of 1.65% to 2.50% per annum and a 0.30% to 0.40% facility fee. The amendment extended the maturity of the line of credit to September 15, 2016, lengthened the extension option to one-year, decreased the per annum interest rate to LIBOR plus a maximum of 1.40% to 2.00%, bears a facility rate of 0.25% to 0.40% and effected certain other ministerial changes. The Company incurred commitment and arrangement fees of approximately $1.3 million in connection with the extension of the line of credit.

The Credit Agreement and Guarantor Acknowledgement are attached as exhibits hereto and are incorporated herein by reference in their entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet arrangement of a Registrant

The information provided in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.53	Third Amendment to the Amended and Restated Credit Agreement, dated July 20, 2012, by and among the Company, MHC Operating Limited Partnership, Wells Fargo Bank, N.A. and each of the Lenders set forth therein.

Exhibit 10.54	Guarantor Acknowledgement, dated July 20, 2012, by and among the Company, MHC Trust, MHC T1000 Trust, Wells Fargo Bank, N.A. and each of the Lenders set forth therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

EQUITY LIFESTYLE PROPERTIES, INC.

By:	/s/ Marguerite Nader
Marguerite Nader
President and Chief Financial Officer

Date: July 26, 2012